AGREEMENT

This Agreement (hereinafter the "Agreement") is entered into and effective as of December 7, 2007 (the "Effective Date") by and among Russell Jones in his individual capacity ("Jones), Roanoke Technology Corp. (hereinafter the "Company"), Cathryn Walker in her individual capacity (hereinafter "Walker"), and Joseph Meuse, in his individual capacity (hereinafter "Meuse") (Meuse, Company and Walker each a "Party" and respectively the "Parties").

Whereas the Company has no operating business, and in an effort to return value to the shareholders the Company desires to appoint Meuse as director and officer of the Company, and Meuse desires to accept such appointment according to the terms and conditions set forth herein;

Now Therefore, for good and valuable consideration, the sum and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1. Agreement. The parties hereby agree that upon execution of this Agreement, Jones shall appoint Meuse as officer and director of the Company and Jones shall resign as the sole director of the Company. In addition, Jones will resign as an officer of the Company. Walker shall remain an officer of the Company pursuant to Section 3 herein until such time as all tax liabilities referenced in Section 3 are completely discharged.

2. Employee Share Issuance. Meuse agrees to cause the Company to honor the Company's pre-existing employment contracts with Jones, Walker, and John Saldi, which contracts respectively, entitle the employees to one percent (1%) of the Company's issued and outstanding shares on December 31st of each year. Pursuant to the employment agreement each employee is entitled to thirty one million nine hundred sixty five thousand two hundred forty two (31,965,242) of the Company's common shares. Meuse agrees to cause the Compan to issue such shares to each employee named in this Section 2 of this Agreement at its earliest ability to do so. Notwithstanding same, the Company agrees to waive the non-compete provisions of the Employment Agreements.

3. Transfer of Assets and Taxation.

a) The Company currently has seventy one thousand dollars ($71,000.00) in an escrow account with Amlow and Jaclin (the "Escrowed Funds") which Escrowed Funds are to be used in the discharge of all property from the IRS Federal Tax Lien and to satisfy the debt to the North Carolina Employment Security Commission as set forth in Section 3(b).

b) Within fourteen (14) days of the closing of this Agreement, a portion of the Escrowed Funds shall be released to the North Carolina Employment Security Commission in satisfaction of the debt thereto. Walker will, at no additional cost to the Company or Meuse, continue as an officer of the Company and act as representative between the Company and the IRS to completely resolve all payroll tax debt, such resolution to include the acquisition of a Certificate of Discharge of Property from the Federal Tax Lien and complete resolution of the subsequent uncollectible payroll liability.

4. Other Matters.

a) The Company is not a party to any material litigation or any governmental investigation or proceeding except as provided herein and, to the knowledge of the Company and Jones no such litigation or investigation is threatened other than as outlined below:

Roanoke Technology Corp. v. Thomas L. Bojadzijev., Circuit Court of Orange County, Florida, Case #06-CA-7669 (40).

b) The Company is in good standing in its jurisdiction of incorporation, Florida.

c) The Company has made its corporate financial records, minute books, and other corporate documents and records available for review to Meuse prior to the Closing Date, during reasonable business hours and on reasonable notice.

d) All information regarding the Company which is set forth herein or has otherwise been provided by the Company and Jones to Meuse is true and accurate in all material respects.

e) Meuse does not make any representation concerning the Company's quarterly and annual SEC filings, or the "Wells" letter from the SEC dated September 24th 2007. Meuse assumes no liability or responsibility for any result of the Company's failure to timely file any reports or filings, or to otherwise act, make any submission, or respond to the "Wells" letter.

5. Closing. The Closing of the transactions described herein shall take place on such date (the "Closing" or "Closing Date") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to be on or about November 7, 2007, unless extended by mutual consent of all parties hereto.

6. Indemnification.

a) Notwithstanding anything to the contrary contained in Section 6(b) herein, each Party hereto agrees to indemnify and hold harmless each other Party hereto against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident of any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's material breach of a covenant, representation or warranty, or an indemnifying party's non-fulfillment of any agreement hereunder.

b) Meuse shall have no responsibility for any Debt owed by the Company to the IRS, owed to the North Carolina Employment Security Commission, or owed to any other entities. Company and Jones jointly and severally indemnify and hold harmless Meuse, his heirs and assigns forever from and against any and all claims, judgments, losses, damages, expenses, liabilities, actions, investigations, inquiries, arbitrations, or other proceedings, related to the Debt owed to the IRS. the debt owed to the North Carolina Employment Security Commission, as well as any other liabilities of the Company as of the execution of this Agreement.

7. Nature and Survival of Representations. All representations, warranties and covenants made by any Party to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

Jones RJ Walker CJW Meuse [signature] Company DJ

8. Miscellaneous.

a) Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

c) Amendment. This Agreement may be amended only in writing as agreed to by all the parties hereto.

d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested, as follows:

If to Joseph Meuse:	Belmont Partners, LLC Attn: Joseph Meuse 360 Main Street, PO Box 393 Washington, Virginia 22747
If to Jones and the Company:	Russell Jones President/CEO Roanoke Technology Corp 1720 N. Wesleyan Blvd. Rocky Mount, NC 27804

e) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

g) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

h) Entire Agreement. This Agreement constitutes the entire agreement of the parties covering everything agreed upon or understood with respect to the subject matter hereof. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

i) Time. Time is of the essence.

j) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

Jones RJ Walker CJW Meuse ______ Company RJ

k) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, without regard to conflicts or choice of law provisions of the State of North Carolina.

l) Responsibility and Costs. Except as may be agreed by the parties, all fees, expenses and out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses unless such party has agreed otherwise with any such person.

m) Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ROANOKE TECHNOLOGY CORP

By: ______________________
Russell Jones

RUSSELL JONES (Individually)

By: ______________________
Russell Jones

CATHRYN WALKER (Individually)

By: ______________________
Cathryn Walker

JOSEPH MEUSE (Individually)

By: ______________________
Joseph Meuse